EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of April ___, 2010 (“Effective Date”), by and between Atwood Mineral & Mining Corp. (together with its successors and assigns permitted under the Agreement, the “Company”), and Georges J. Daou (the “Executive”), with reference to the following facts:

WHEREAS, the Company and the Executive desire to enter into this Agreement to provide for the Executive’s employment by the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Employment.  The Company hereby agrees to the Executive’s employment, and the Executive hereby accepts such employment and agrees to perform his duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

a.           Employment Term.  The term of the Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue until December 31, 2014, unless earlier terminated in accordance with Section 4 or Section 5 hereof.  The period commencing as of the Effective Date and ending on December 31, 2014, or such later date to which the term of the Executive’s employment under the Agreement shall have been extended is hereinafter referred to as the “Employment Term.”

b.           Duties and Responsibilities.  The Executive shall serve as Chairman of the Board of Directors of the Company and Interim Chief Executive Officer.  During the Employment Term, the Executive shall perform all duties and accept all responsibilities incident to such position or other appropriate duties as may be assigned to him by the Company’s Board of Directors (the “Board”).  Executive shall devote such time as may be reasonably required to fulfill his duties hereunder.  Executive shall be allowed to work out of the San Diego office established by the Company or at any other location determined by the Executive, all in the Executive’s sole and absolute discretion.  The Company acknowledges that Executive is permitted to pursue other business endeavors, including, but not limited to, Executive and Board positions with Super Green Biofuels, Inc.

c.           Base Salary.  For all of the services rendered by the Executive hereunder for the first calendar year commencing on the Effective Date, the Company shall pay the Executive an annual base salary (“Base Salary”) of Three Hundred Thousand Dollars ($300,000), payable in installments at such times as the Company shall pay its other senior level executives (but in any event no less often than monthly).  The Executive’s Base Salary shall be reviewed annually prior to each of the first four (4) anniversaries of the Effective Date and, in the discretion of the Compensation Committee (“Compensation Committee”) of the Board, the Executive’s Base Salary may be increased.  In reviewing increases in the Executive’s Base Salary, the Compensation Committee shall consider factors including, but not limited to, the market for executives with skills and experience similar to those of the Executive, performance considerations, and the nature and extent of salary increases given to other employees of the Company during the prior year.  In no event shall the Executive’s Base Salary be decreased to an amount less than Three Hundred Thousand Dollars ($300,000) per annum.

d.           Equity Consideration.  Subsequent to the date hereof, the Company anticipates conducting an equity financing pursuant to which it intends on selling up to Three Million Dollars ($3,000,000) in Units (as defined below) (the “Future Financing”).  It is currently contemplated that each “Unit” will consist of both (i) shares of common stock in the Company; and (ii) warrants to purchase shares of common stock in the Company.  In connection with the closing of the Future Financing, Executive shall receive Units having a value (based upon the per Unit purchase price) equal to $337,500 as additional compensation for services rendered under this Agreement.  The Units issued to Executive shall have the same rights, preferences and privileges (including, but not limited to, registration rights) as those given to the participants in the Future Financing.  It is understood and agreed that Executive’s right to receive the compensation under this paragraph is conditioned and subject to the closing of the Future Financing.

e.           Annual Bonus.  In addition to the Base Salary provided for in Section 1.c. above, the Executive shall be eligible for an annual bonus (“Annual Bonus”) calculated as follows:

(i)           For an amount up to and including one hundred percent (100%) of the Executive’s then-current Base Salary based on criteria to be mutually established by Executive, the Board and the company’s Compensation Committee, plus

(ii)           any amount awarded to the Executive in the discretion of the Compensation Committee, taking into account achievement of operating and financial performance goals and the increase in stockholder value.

f.           Stock Options.  Immediately following the adoption by the Company of an employee Stock Option Plan, Executive shall be issued an option to purchase common stock in the Company representing not less than a five percent (5%) fully-diluted percentage interest in the Company, such fully-diluted percentage interest being inclusive of all equity securities (as well as equity securities convertible into or exercisable for equity securities in the Company) issued in the Future Financing.  To the extent permitted by the terms of the Company’s Stock Option Plan,  Executive’s option shall vest in thirty-six (36) equal monthly installments; provided, however, that to the extent that any shares of common stock subject to the option are attributable to the fully-diluted percentage interest in the Company represented by instruments convertible into or exercisable in the Future Financing for shares of common stock in the Company, the option shall vest with respect to such shares of common stock when and as such instruments are converted into or are exercised for common stock in the Company (subject to the thirty-six (36) month vesting schedule otherwise provided for above).  For example, in the event that twenty percent (20%) of the shares of common stock subject to the option are attributable to warrants issued in the Future Financing, twenty percent (20%) of the shares of common stock subject to the option shall remain unvested until such time that any of the warrants issued in the Future Financing are actually exercised, at which time the option shall vest with respect to such shares of common stock in proportion to the number of warrants actually exercised (subject to the thirty-six (36) month vesting schedule otherwise provided for above).

The Executive shall be eligible for future grants of stock options, restricted stock and other equity incentives pursuant to the Company’s Equity Incentive Plan (or any successor plan thereto) on the same terms applicable to the Company’s other executive officers.

g.           Automobile Allowance.  During the Employment Term, the Executive shall be entitled to receive a One Thousand Dollar ($1,000) monthly automobile allowance, payable monthly in advance, which shall include all costs attendant to the use of the automobile, including, without limitation, liability and property insurance coverage, costs of maintenance and fuel.  Notwithstanding the foregoing, the amount of the monthly automobile allowance shall be reviewed by the Company annually.

h.           Benefit Coverages.  During the Employment Term, in lieu of receiving the health benefits typically provided to its senior executives, the Company shall provide Executive with a monthly check in the sum of One Thousand Dollars ($1,000) to permit Executive to maintain his current health benefits, which check shall be provided on or before the fifth (5th) day of each calendar month.  During such Employment Term, the Executive shall also be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company’s senior level executives as a group or to its employees generally, as such plans or programs may be in effect from time to time (the “Benefit Coverages”), including, without limitation, pension, profit sharing, savings and other retirement plans or programs, short-term and long- term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance.

i.           Reimbursement of Expenses; Vacation; Residence.  The Executive shall be provided with full and prompt reimbursement of expenses related to his employment by the Company (including mobile telephone usage) on a basis no less favorable than that which may be authorized from time to time by the Board, in its sole discretion, for senior level executives as a group, and entitled to not less than four (4) weeks vacation per year and holidays in accordance with the Company’s normal personnel policies.  The Executive currently resides in the San Diego, California area, and the Company agrees that he shall not be required to relocate his residence from that area without his prior written consent (which may be withheld in his sole discretion), or from any other area to which he may voluntarily move with the Company’s prior written consent, during the Employment Term.

j.           Tax Withholding.  The Company may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

k.           Restricted Stock Agreement.  As a condition to this Agreement, Executive agrees to enter into that certain Restricted Stock Agreement on substantially the form attached hereto as Exhibit A.

l.           Representations.  Executive hereby represents and warrants that (i) he has carefully reviewed and considered the risk factors discussed in the “Risk Factors” attached as Exhibit D to the Phreadz Purchase Agreement (which Risk Factors set forth the risks of the Company on a consolidated basis after giving effect to the consummation of both the Phreadz Purchase Agreement and the Securities Purchase Agreement by and among the Company, Universal Database of Music USA LLC and the members thereof) (ii) he has been furnished with or has have the opportunity to acquire, and to review copies of all of the Company’s publicly available documents and (iii) he understands that if the Company does not receive sufficient funding, it may not be able to pay him the compensation due under this Agreement.

2.           Indemnification; Insurance.  The Company shall indemnify the Executive to the fullest extent allowed by applicable law and pursuant to that certain Indemnification Agreement dated as of the Effective Date, by and between the Company and the Executive, as the same may be amended from time to time.  The Executive shall be covered by the Company’s directors’ and officers’ liability insurance policy, if any.

3.           Proprietary Information; Non-Solicitation.

a.           Confidential Information.  The Executive recognizes and acknowledges that by reason of his employment by and service to the Company during and, if applicable, after the Employment Term, he has had and will continue to have access to certain confidential and proprietary information relating to the Company’s business (“Confidential Information”).  The Executive covenants that he will not, unless expressly authorized in writing by the Company, at any time during the course of his employment divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of his duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information.  The Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of the Executive or except when required to do so by law.  All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into the Executive’s possession during the course of his employment shall remain the property of the Company.  Except as required in the performance of the Executive’s duties for the Company, or unless expressly authorized in writing by the Company, the Executive shall not remove any written Confidential Information from the Company’s premises, except in connection with the performance of his duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information.  Upon termination of the Executive’s employment, the Executive agrees immediately to return to the Company all written Confidential Information in his possession.

b.           Non-Solicitation.  The Executive agrees that for as long as this Agreement remains in effect, the Executive will not induce or attempt to induce, directly or indirectly, any person to leave his or her employment with the Company.

4.           Termination.  The Employment Term shall terminate upon the occurrence of any one of the following events:

a.           Disability.  The Company may terminate the Employment Term if the Executive is unable substantially to perform his duties and responsibilities hereunder to the full extent required by the Company by reason of illness, injury or incapacity for six (6) consecutive months, or for more than six (6) months in the aggregate during any period of twelve (12) calendar months.  In the event of such termination, the Company shall pay the Executive his Base Salary through the date of such termination.  In addition, the Executive shall be entitled to the following:  (i) a pro rata Annual Bonus for the year of termination; (ii) any other amounts earned, accrued or owing but not yet paid under Section 1 above; (iii) continued participation for the remaining Employment Term in those Benefit Coverages in which he was participating on the date of termination which, by their terms, permit a former employee to participate; and (iv) any other benefits in accordance with applicable plans and programs of the Company.  In such event, the Company shall have no further liability or obligation to the Executive for compensation under this Agreement except as otherwise specifically provided in this Agreement.  The Executive agrees, in the event of a dispute under this Section 4.a., to submit to a physical examination by a licensed physician selected by the Company.  The Company agrees that the Executive shall have the right to have his personal physician present at any examination conducted by the physician selected by the Company.

b.           Death.  The Employment Term shall terminate in the event of the Executive’s death.  In such event, the Company shall pay to the Executive’s executors, legal representatives or administrators, as applicable, the Executive’s Base Salary through the date of such termination.  In addition, the Executive’s estate shall be entitled to:  (i) any other benefits in accordance with applicable plans and programs of the Company; and (ii) any death benefit payable to the Executive’s estate under any key man insurance policy maintained by the Company and in effect at the time of Executive’s death or, if no such benefit is available or exists, the Severance Package (as defined below), including provisions and benefits applicable in a Change in Control (as defined below).  The Company shall have no further liability or obligation under this Agreement to his executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him except as otherwise specifically provided in this Agreement.

c.           Cause.  The Company may terminate the Employment Term, at any time, for “Cause,” in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued.  For purposes of this Agreement, the Executive’s employment may be terminated for “Cause” (i) immediately if the Executive is convicted of a felony or (ii) following the determination by the Board (without the Executive’s participation) that the Executive has engaged in intentional fraud, intentional misconduct or intentional misappropriation of Company assets.

d.           Termination by the Company Without Cause.  The Company may terminate the Employment Term, at any time, without Cause.  In the event the Executive is terminated without Cause, the Executive shall be entitled to receive:

(i)           any amounts earned, accrued or owing but not yet paid pursuant to Section 1 above; and

(ii)          a lump sum severance payment in an aggregate amount equal to the sum of two (2) times the Executive’s then-current Base Salary plus two (2) times the amount of the Executive’s average Annual Bonus for the three (3) years preceding such termination without Cause; provided, however, if the termination without Cause follows a Change in Control, the Executive shall be entitled to receive a lump sum severance payment in an aggregate amount equal to the sum of three (3) times the Executive’s then-current Base Salary plus three (3) times the amount of the Executive’s average Annual Bonus for the three (3) years preceding such termination without Cause; and

(iii)          a continuation of all Benefit Coverages for which the Executive is eligible to participate as of the Termination Date in a fashion which is similar to those which the Executive is receiving immediately prior to the Termination Date for a period of two (2) years after such termination without Cause; and

(iv)          immediate vesting of, and the lapse of all restrictions applicable to, all unvested stock options and any other equity incentives awarded to the Executive prior to the Effective Date.

Amounts payable and benefits to be received pursuant to subsections (i), (ii), (iii) and (iv) of the preceding sentence will be collectively referred to herein as the “Severance Package.”

e.           Constructive Termination Without Cause.

i.           Constructive Termination Without Cause shall mean a termination of the Executive’s employment at his initiative following the occurrence, without the Executive’s written consent, of one or more of the following events:

(A)           a reduction in the Executive’s then current Base Salary;

(B)           a material diminution in the Executive’s duties, title, responsibilities, authority as Chairman and Chief Executive Officer or the assignment to the Executive of duties which are materially inconsistent with his duties or which materially impair the Executive’s ability to function in his then current position; and

(C)           a requirement by the Company that the Executive move his residence from the Los Angeles, California area, or from any other area to which he may have voluntarily moved with the Company’s prior written consent.

ii.           In the event of a Constructive Termination Without Cause, the Executive shall be entitled to receive the Severance Package, including provisions and benefits applicable in a Change in Control (as defined below).

5.           Payments Upon a Change in Control.

a.           Definitions.  For all purposes of this Section 5, the following terms shall have the meanings specified in this Section 5.1 unless the context clearly otherwise requires:

i.           “Change in Control” means:

(A)           a merger or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state of the Company’s incorporation;

(B)           a stockholder approved sale, transfer or other disposition of all or substantially all of the assets of the Company;

(C)           a transfer of all or substantially all of the Company’s assets pursuant to a partnership or joint venture agreement or similar arrangement where the Company’s resulting interest is less than fifty percent (50%);

(D)           any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company’s outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger;

(E)           on or after the date hereof, a change in ownership of the Company through an action or series of transactions, such that any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the securities of the combined voting power of the Company’s outstanding securities; or

(F)           a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of such appointment of election.

ii.           “Termination Date” shall mean the date of receipt of a Notice of Termination of this Agreement or any later date specified therein.

iii.           “Termination of Employment” shall mean the termination of the Executive’s actual employment relationship with the Company.

iv.           “Termination Upon a Change in Control” shall mean a Termination of Employment upon or within two (2) years after a Change in Control initiated by the Company for any reason permitted under this Agreement, other than (i) the Executive’s disability, as described in Section 4.a. above, (ii) the Executive’s death, as described in Section 4.b. above or (iii) for Cause, as described in Section 4.c. above.

b.           Notice of Termination.  Any Termination Upon a Change in Control shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 13 below.  For purposes of this Agreement, a  “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for a Termination of Employment and the applicable provision hereof and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than fifteen (15) days after the giving of such notice).

c.           Severance Compensation Upon Termination.  In the event of the Executive’s Termination Upon a Change in Control, the Executive shall be entitled to receive the Severance Package.  In such event, the Company shall have no further liability or obligation to the Executive for compensation under this Agreement except as otherwise specifically provided in this Agreement.  A voluntary resignation by the Executive shall not be deemed a breach of this Agreement and shall not affect any rights of the Executive accrued through the date of such resignation.

6.           Acceleration of Equity Incentives.  As of the occurrence of the termination of the Executive’s employment by the Executive, in the event of a Constructive Termination Without Cause, a Termination Upon a Change in Control or a termination of Executive’s employment by reason of Executive’s disability, and notwithstanding any provision to the contrary in this Agreement or in the Company’s Equity Incentive Plan (or any agreement entered into thereunder or any successor stock compensation plan or agreement thereunder), the Executive shall be entitled to the immediate vesting of, and the lapse of all restrictions applicable to, all unvested stock options and any other equity incentives awarded to the Executive on or after the Effective Date.

7.           Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any affiliate and for which the Executive may qualify; provided, however, that if the Executive becomes entitled to and receives all of the payments provided for in this Agreement, the Executive hereby waives his right to receive payments under any severance plan or similar program applicable to all employees of the Company.

8.           Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

9.           Release.  Receipt of the Severance Package pursuant to Sections 4.d., 4.e. or 5.c. shall be in lieu of all other amounts payable by the Company to the Executive and in settlement and complete release of all claims the Executive may have against the Company other than those arising pursuant to payment of the Severance Package.  The Executive acknowledges and agrees that execution of the general release of claims in favor of the Company setting forth the terms of this Section 9 and otherwise reasonably acceptable to the Company and the Executive shall be a condition precedent to the Company’s obligation to pay the Severance Package to the Executive.  The cash portion of the Severance Package shall be due and payable by the Company within thirty (30) days after applicable termination of employment.

10.         Mitigation.  There shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

11.          Arbitration; Expenses.

a           In the event of any dispute under the provisions of this Agreement other than a dispute in which the sole relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of San Diego, California in accordance with the commercial arbitration rules then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and the Executive, respectively, and the third of whom shall be selected by the other two arbitrators.  Any award entered by the arbitrators shall be final, binding and non-appealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) shall be paid as determined  by the arbitrators.

b.           In the event of an arbitration or lawsuit by either party to enforce the provisions of this Agreement following a Change in Control, if the Executive prevails on any material issue which is the subject of such arbitration or lawsuit, he shall be entitled to recover from the Company the reasonable costs, expenses and attorneys’ fees he has incurred attributable to such issue.

12.          Notices.  Any notice required to be given hereunder shall be delivered personally, shall be sent by first class mail, postage prepaid, return receipt requested, by overnight courier, or by electronic mail or facsimile, to the respective parties at the addresses given below, which addresses may be changed by the parties by notice conforming to the requirements of this Agreement.

If to the Company:	At the Company’s primary executive office as set forth in the Company’s public filings.

With a required copy to:	Foley & Lardner LLP Attn: Kenneth D. Polin 402 W. Broadway, Suite 2100 San Diego, CA 92101 kpolin@foley.com

If to the Executive:	Georges J. Daou 18632 Via Catania Rancho Santa Fe, California 92091 georgesjdaou@gmail.com

Any such notice deposited in the mail shall be conclusively deemed delivered to and received by the addressee four (4) days after deposit in the mail, if all of the foregoing conditions of notice shall have been satisfied.  All facsimile communications shall be deemed delivered and received on the date of the facsimile, if (i) the transmittal form showing a successful transmittal is retained by the sender, and (ii) the facsimile communication is followed by mailing a copy thereof to the addressee of the facsimile in accordance with this section.  Any communication sent by overnight courier shall be deemed delivered on the earlier of proof of actual receipt or the first day upon which the overnight courier will guarantee delivery.

13.          Contents of Agreement; Amendment and Assignment.

a           This Agreement supersedes all prior agreements, including, without limitation, the Original Agreement, and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Company and executed on its behalf by a duly authorized officer.

b.           All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive.

14.           Severability.  If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

15.           Remedies Cumulative; No Waiver.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.  No delay or omission by a party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

16.           Beneficiaries; References.  The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death by giving the Company written notice thereof.  In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

17.           Captions.  All section headings and captions used in this Agreement are for convenience only and shall in no way define, limit, extend or interpret the scope of this Agreement or any particular section hereof

18.           Executed Counterparts.  This Agreement may be executed in one or more counterparts, all of which when fully-executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties.  To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.  Each signatory below represents and warrants by his signature that he is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

19.           Governing Law.  This Agreement shall be governed by and interpreted under the laws of the State of California without giving effect to any conflict of laws provisions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

“Company”:	ATWOOD MINERAL & MINING CORP. a Nevada corporation

By:
Print Name:
Title:

“Executive”:
Georges J. Daou

[Signature Page to Employment Agreement]